[BKD Letterhead]


We consent to the inclusion in this registration statement on Form SB-2 of our report dated August 7, 2003, on our audits of the financial statements of Osage Federal Savings and Loan Association as of and for the two years ended June 30, 2003 and 2002. We also consent to the references to our firm under the caption "Experts."



                                            /s/ BKD, LLP


Joplin, Missouri
February 11, 2004